Exhibit 99.1

Global Partners Reports Strong Financial Results for the First Quarter of 2014

  Gross profit of $158.4 million
  Net income of $57.0 million
  EBITDA of $86.5 million
  Distributable cash flow of $69.5 million
  Company affirms 2014 EBITDA guidance

WALTHAM, Mass.--(BUSINESS WIRE)--May 8, 2014--Global Partners LP (NYSE: GLP) today reported financial results for the first quarter ended March 31, 2014.

“Our first-quarter results benefitted from favorable margin opportunities within our portfolio of wholesale products, including gasoline and gasoline blendstocks, distillates and residual oil,” said Global President and Chief Executive Officer Eric Slifka. “Extremely cold temperatures and severe weather caused significant supply and demand imbalances in the quarter, enabling us to capitalize on our product diversification to drive volume and margin through our system.”

“All segments of our business contributed to the strong results in the first quarter. The Wholesale segment led the way with $107.8 million of product margin, even though rail transportation of crude oil was hampered by severe weather,” Slifka said. “Product margin in the Gasoline Distribution and Station Operations segment contributed $52.4 million, an improvement of 14%, while our Commercial segment contributed $12.3 million, an increase of 18%.”

First Quarter 2014 Financial Summary

Net income for the first quarter of 2014 was $57.0 million, or $2.03 per diluted limited partner unit, compared with a net loss of $22.1 million, or $0.83 per limited partner unit, for the first quarter of 2013.

Combined product margin for the first quarter of 2014 was $172.5 million compared with $70.9 million for the first quarter of 2013.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2014 were $86.5 million compared with $1.5 million for the same period of 2013.

Distributable cash flow (DCF) for the first quarter of 2014 was $69.5 million compared with negative distributable cash flow of ($10.7 million) for the first quarter of 2013.

Financial results for the three months ended March 31, 2014 included a $15.2 million reduction in RIN (Renewable Identification Number) related liabilities, including a $6.0 million decrease in a mark to market loss related to Global’s RIN forward commitments and a $9.2 million decrease in a mark to market value of the Partnership’s Renewable Volume Obligation (RVO) deficiency, which was less than the expenses incurred during the quarter to purchase RINs to reduce these liabilities. Financial results for the three months ended March 31, 2013 included a $32.7 million increase in a mark to market loss related to RIN forward commitments and a $2.6 million increase in a mark to market value of the RVO deficiency.

Combined product margin, EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under "Use of Non-GAAP Financial Measures." Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended March 31, 2014 and 2013.

Sales for the first quarter of 2014 were $5.1 billion compared with $5.6 billion for the same period in 2013. Wholesale segment sales were $4.0 billion compared with $4.5 billion for the first quarter of 2013. Sales from the Gasoline Distribution and Station Operations (GDSO) segment were $802.9 million, versus $777.2 million for the same period in 2013. Commercial segment sales were $315.5 million compared with $294.0 million for the first quarter of 2013.

Wholesale segment volume was 1.4 billion gallons in the first quarter of 2014 compared with 1.6 billion gallons for the same period of 2013. Volume in the GDSO segment was 236.7 million gallons for the first quarter of 2014 compared with 243.3 million gallons in the first quarter of 2013. Commercial segment volume was 116.3 million compared with 114.2 million gallons for the first quarter of 2013.

Gross profit increased to $158.4 million for the first quarter of 2014 from $59.1 million for the first quarter of 2013. Wholesale product margin increased to $107.8 million from $14.4 million in the first quarter of 2013. Product margin in the GDSO segment increased to $52.4 million from $46.0 million in the first quarter of 2013. Commercial segment product margin increased to $12.3 million for the first quarter of 2014 from $10.4 million in the same period of 2013.

Recent Highlights

  Global’s 60%-owned subsidiary, Basin Transload, executed a pipeline connection agreement with Tesoro High Plains Pipeline Company, a subsidiary of Tesoro Logistics. Tesoro will build, own and operate a new pipeline lateral from its Dunn Center Station to Basin Transload’s facility in Beulah, ND. Crude oil is expected to begin flowing to the Beulah destination from the new lateral in the fourth quarter of 2014, enhancing the facility’s ability to source product from a broader region.
  The Board of Directors of Global’s general partner, Global GP LLC, declared a quarterly cash distribution of $0.6250 per unit ($2.50 per unit on an annualized basis) on all of its outstanding common units for the period from January 1 through March 31, 2014. This marked the eighth consecutive increase in the quarterly distribution.

Business Outlook

“Looking ahead, we expect to capitalize on additional opportunities to grow and enhance our asset base, providing customers with even greater levels of optionality and flexibility throughout our system,” Slifka said. “By continuing to expand our network and optimize our asset base, we expect to further enhance our income streams and diversify cash flows. We have begun 2014 with strong momentum and are positioned to execute on our strategic growth objectives.”

Global continues to expect full-year 2014 EBITDA in the range of $175 million to $195 million. This guidance is based on assumptions regarding current market conditions, including demand for petroleum products and renewable fuels, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve, which could influence quarterly financial results.

Financial Results Conference Call

Management will review the Partnership’s first-quarter 2014 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website, www.globalp.com.

Information about Renewable Identification Numbers (RINs)

A RIN is a serial number assigned to a batch of biofuel for the purpose of tracking its production, use, and trading as required by the Environmental Protection Agency's (“EPA”) Renewable Fuel Standard that originated with the Energy Policy Act of 2005. To evidence that the required volume of renewable fuel is blended with gasoline, obligated parties must acquire sufficient RINs to cover their RVO. The Partnership’s EPA obligations relative to renewable fuel reporting are largely limited to the foreign gasoline that the Partnership may choose to import. The Partnership separates RINs from renewable fuel through blending with gasoline throughout its terminal system and can use those separated RINs to settle its RVO. While the annual compliance period for RVO is a calendar year, the settlement of the RVO can occur, upon certain deferral elections, more than one year after the close of the compliance period. At the end of each financial reporting period, the Partnership, if it is in a deficit position relative to its RVO, recognizes the mark to market value of the RVO deficiency. Also at the end of each financial reporting period, a liability is recorded for RIN forward commitments, if unfavorable.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil, natural gas and propane, as well as convenience store sales, gasoline station rental income and revenue generated from the Partnership’s logistics activities. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil, natural gas and propane and all associated costs including shipping and handling costs to bring such products to the point of sale, as well as product costs related to convenience store items and costs associated with the Partnership’s logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of Global Partners’ consolidated financial statements to assess the Partnership’s business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and may be used by external users of Global Partners' consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels, crude oil, natural gas and propane, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners’ limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. Distributable cash flow means the Partnership’s net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

A publicly traded master limited partnership, Global Partners LP is a midstream logistics and marketing company. Global owns, controls or has access to one of the largest terminal networks of refined petroleum products and renewable fuels in the Northeast, and is one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. Global is a leader in the purchasing, selling and logistics of transporting domestic and Canadian crude oil and other products by rail across its “virtual pipeline” from the mid-continent region of the U.S. and Canada to the East and West Coasts for distribution to refiners and other customers. With a portfolio of approximately 900 locations primarily in the Northeast, Global also is one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores. In addition, Global is a distributor of natural gas and propane. Global is No. 157 in the Fortune 500 list of America’s largest corporations. For additional information, visit www.globalp.com.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements.

Although Global Partners LP believes these forward-looking statements are reasonable as and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates. Estimates for Global Partners LP’s future EBITDA are based on a number of assumptions regarding market conditions, including demand for petroleum products and renewable fuels, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve. Therefore, Global Partners LP can give no assurance that its future EBITDA will be as estimated.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Sales	$5,116,928	$5,589,190
Cost of sales	4,958,567	5,530,118
Gross profit	158,361	59,072

Costs and operating expenses:
Selling, general and administrative expenses	37,298	25,663
Operating expenses	47,952	43,340
Amortization expense	4,528	3,774
Total costs and operating expenses	89,778	72,777

Operating income	68,583	(13,705)

Interest expense	(11,107)	(10,486)

Income before income tax (expense) benefit	57,476	(24,191)

Income tax (expense) benefit	(322)	1,875

Net income (loss)	57,154	(22,316)

Net (income) loss attributable to noncontrolling interest	(144)	249

Net income (loss) attributable to Global Partners LP	57,010	(22,067)

Less: General partner's interest in net income (loss), including
incentive distribution rights	(1,508)	(500)

Limited partners' interest in net income (loss)	$55,502	$(22,567)

Basic net income (loss) per limited partner unit (1)	$2.04	$(0.83)

Diluted net income (loss) per limited partner unit (1)	$2.03	$(0.83)

Basic weighted average limited partner units outstanding	27,261	27,323

Diluted weighted average limited partner units outstanding (2)	27,296	27,323

(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

(2) Basic units were used to calculate diluted net income per limited partner unit for the three months ended March 31, 2013, as using the effects of phantom units would have an anti-dilutive effect on income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$13,064	$9,217
Accounts receivable, net	644,244	686,392
Accounts receivable - affiliates	1,638	1,404
Inventories	460,478	572,806
Brokerage margin deposits	15,193	21,792
Fair value of forward fixed price contracts	80,488	46,007
Prepaid expenses and other current assets	48,325	36,693
Total current assets	1,263,430	1,374,311

Property and equipment, net	799,124	803,636
Intangible assets, net	63,241	67,769
Goodwill	154,078	154,078
Other assets	26,630	28,128

Total assets	$2,306,503	$2,427,922

Liabilities and partners' equity
Current liabilities:
Accounts payable	$599,043	$781,119
Working capital revolving credit facility - current portion	-	-
Line of credit	3,700	3,700
Environmental liabilities - current portion	3,360	3,377
Trustee taxes payable	80,917	80,216
Accrued expenses and other current liabilities	56,963	65,963
Obligations on forward fixed price contracts	89,930	38,197
Total current liabilities	833,913	972,572

Working capital revolving credit facility - less current portion	306,800	327,000
Revolving credit facility	434,700	434,700
Senior notes	148,373	148,268
Environmental liabilities - less current portion	37,252	37,762
Other long-term liabilities	42,000	44,440
Total liabilities	1,803,038	1,964,742

Partners' equity
Global Partners LP equity	455,378	415,237
Noncontrolling interest	48,087	47,943
Total partners' equity	503,465	463,180

Total liabilities and partners' equity	$2,306,503	$2,427,922

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$49,663	$(29,426)
Crude oil	23,490	26,168
Other oils and related products	34,616	17,658
Total	107,769	14,400
Gasoline Distribution and Station Operations segment:
Gasoline distribution	33,280	28,193
Station operations	19,134	17,836
Total	52,414	46,029
Commercial segment	12,329	10,425
Combined product margin	172,512	70,854
Depreciation allocated to cost of sales	(14,151)	(11,782)
Gross profit	$158,361	$59,072

Reconciliation of net income (loss) to EBITDA
Net income (loss)	$57,154	$(22,316)
Net (income) loss attributable to noncontrolling interest	(144)	249
Net income (loss) attributable to Global Partners LP	57,010	(22,067)
Depreciation and amortization, excluding the impact of noncontrolling interest	18,072	14,972
Interest expense, excluding the impact of noncontrolling interest	11,090	10,486
Income tax expense (benefit)	322	(1,875)
EBITDA	$86,494	$1,516

Reconciliation of net cash provided by operating activities to EBITDA
Net cash provided by operating activities	$53,146	$282,778
Net changes in operating assets and liabilities and certain non-cash items	23,714	(289,005)
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest
	(1,778)	(868)
Interest expense, excluding the impact of noncontrolling interest	11,090	10,486
Income tax expense (benefit)	322	(1,875)
EBITDA	$86,494	$1,516

Reconciliation of net income (loss) to distributable cash flow
Net income (loss)	$57,154	$(22,316)
Net (income) loss attributable to noncontrolling interest	(144)	249
Net income (loss) attributable to Global Partners LP	57,010	(22,067)
Depreciation and amortization, excluding the impact of noncontrolling interest	18,072	14,972
Amortization of deferred financing fees	1,283	1,571
Amortization of senior notes discount	105	53
Amortization of routine bank refinancing fees	(1,001)	(985)
Maintenance capital expenditures	(5,949)	(4,223)
Distributable cash flow	$69,520	$(10,679)

Reconciliation of net cash provided by operating activities to distributable cash flow

Net cash provided by operating activities	$53,146	$282,778
Net changes in operating assets and liabilities and certain non-cash items	23,714	(289,005)
Amortization of deferred financing fees	1,283	1,571
Amortization of senior notes discount	105	53
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest
	(1,778)	(868)
Amortization of routine bank refinancing fees	(1,001)	(985)
Maintenance capital expenditures	(5,949)	(4,223)
Distributable cash flow	$69,520	$(10,679)

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary